UNITED STATES DISTRICT COURT
                          SOUTHERN DISTRICT OF FLORIDA



UNITED STATES OF AMERICA
                                               CASE NO. 95-979-CR-NESBITT


V.


GENERAL DEVELOPMENT                            ORDER GRANTING GOVERNMENT'S
CORPORATION                                    MOTION FOR EARLY TERMINATION
______________________/                        OF COMPLIANCE PROGRAM
                                               AND SPECIAL MASTER


         THIS CAUSE is before the Court upon the government's Motion for Termination of Appointment of Special Master, filed September 2, 1998, and upon the government's ORE TENUS Motion for Termination of Compliance Program.

         At a hearing on the motions on November 12, 1998, the Court heard from counsel for both the United States and the defendant's successor corporation, Atlantic Gulf Community Corporation, as well as from the Special Master, Thomas
D. Wood, Sr., and Atlanta Gulf Vice President and in-house counsel, Thomas Jeffrey. At the hearing, counsel for Atlantic Gulf joined in the Government's motions.

         For the reasons set forth in the Government's motion and amplified at the hearing by Special Master Thomas Wood and counsel for the parties, the Court finds that early termination of the Special Master and of the Compliance Program is appropriate.

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                               FACTUAL BACKGROUND

         On November 30, 1990, in conjunction with a plea agreement in a related criminal proceeding before the Court, GDC agreed to resolve a civil complaint arising under 18 U.S.C. ss.371 and 1345, (injunctions against fraud) by consenting to the entry by the Court of a Final Judgment of Permanent Injunction and other relief as to Defendant General Development Corporation. By Paragraph 4, Atlantic Gulf, as successor to GDC is bound by the terms and conditions of the Final Judgment.(1)

         The Final Judgment contains many provisions to ensure that any customers and purchasers of homesites or houses from GDC receive accurate representations and truthful information regarding value "whether for purposes of sale, resale, financial, refinancing aor otherwise." In furtherance of the Final Judgment's remedial provisions a Special Master was appointed to establish and implement a Restitution Program for payment of funds to certain purchasers of GDC houses in satisfaction of their claims related to GDC house purchases. The Special Master's duties also included ensuring compliance by GDC with the terms and conditions of the Final Judgment. Paragraph 14 of the Final Judgment requires its terms and conditions, with the exception of the Restitution Program, to remain in effect for ten (10) years from the date of entry, November 30, 1990.

         Among the duties assigned to the Special Master were to examine the books and records of GDC and to attend the meetings of its board of directors in order to ensure its compliance with

------------------------------------

         (1) "General Development Corporation, its subsidiaries and affiliates and their respective officers, agent, employees, SUCCESSORS AND ASSIGNS, and all other persons in active concert or participation with them, directly or indirectly, who receive actual notice of this Final Judgment, by personal service or otherwise, are hereby permanently restrained and enjoined from engaging in . . . . (certain prohibited acts recited in subparagraphs 4(a)
-(h)."


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

the Court's order, to notify the Court of any failure by GDC to comply with the Final Judgment, and to administer the Court-ordered restitution program.

                        EARLY TERMINATION IS APPROPRIATE

         Since the appointment of the Special Master, Thomas D. Wood, Sr. on November 30, 1990, Mr. Wood has served as monitor of the operations of GDC and now Atlantic Gulf. As described more fully in Mr. Wood's Affidavit, attached to the Government's motion, the Restitution program was completed in 1992 and all qualified and approved claimants received their court-approved compensation for loss after the Chapter 11 reorganization plan was approved by the United States Bankruptcy Court.

         On November 30, 1995, Atlantic Gulf's criminal probation period ended. During that time frame, there were no reported incidents of violation by Atlantic Gulf of any the terms and conditions of said probation. On July 25, 1996, this Court, by agreement of the parties, granted Atlantic Gulf partial release from the subject Final Order.

         According to Special Master Thomas Wood, there have been no compliance violations of the Final Order since 1996; previously there had been relatively minor matters which, according to Mr. Wood, were resolved satisfactorily to all concerned parties. In addition, as reiterated at the hearing on this matter, the entire Board of Directors has changed since the company was convicted in 1990.

         Moreover, the Special Master reported that the business of Atlantic Gulf has changed completely. the company is no longer in the business of construction and sale of residential homes. According to the Special Master, all out-of-state sales offices have been closed and all telemarketing sales operations have been discontinued.

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

         The Special Master told the Court that he believes that the Court's Final Judgment has succeeded in protecting the public from any improper sales activity, and that the need to monitor the marketing and sales activity of the former GDC has ended.

         In summary, for the reasons stated in the Government's motion and at the November 12th hearing, it appears that the purpose and mission of the Special Master essentially have been completed. Moreover, for the same reasons, it is appropriate to terminate the compliance program which has been in effect since November 30, 1990. Accordingly, it is hereby

         ORDERED AND ADJUDGED that the government's motions are GRANTED.

         DONE AND ORDERED in Chambers at Miami, Florida this 9th day of December, 1998.


                                               /s/ LENORE C. NESBITT
                                               --------------------------------
                                               LENORE C. NESBITT
                                               UNITED STATES DISTRICT JUDGE



Copies furnished to:

Lauren J. Priegues, AUSA
Robert C. Josefsberg, Esquire
Thomas D. Wood, Sr., Esquire



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